Exhibit 99.1

LUMINEX CORPORATION REPORTS RECORD FIRST QUARTER 2017 FINANCIAL RESULTS; RAISES 2017 FINANCIAL GUIDANCE

AUSTIN, Texas (May 1, 2017) - Luminex Corporation (NASDAQ:LMNX) today announced financial results for the first quarter of 2017. Financial and operating highlights for the quarter include the following:

•	Consolidated revenue of $77.8 million, an increase of 23% compared to the first quarter 2016.

•	Total Verigene related revenue of $10.5 million; growth of 59% over its first quarter 2016.

•	Corporate gross margin increased to 68% from 61% in the fourth quarter, 2016 primarily due to overall product mix and improving gross margins on our automated sample to answer molecular products.

•	GAAP net income of $9.2 million, or $0.21 per diluted share. Non-GAAP net income of $12.2 million, or $0.28 per diluted share (see Non-GAAP reconciliation).

•	Extended LabCorp commitment to buy CF products through at least the end of 2017.

•	Initiated a quarterly cash dividend of $0.06 per share.

“Our diversified business model generated excellent financial results in the first quarter. Our partner business, which we now call the Licensed Technologies Group, grew 10% year over year, and our portfolio of automated molecular sample to answer solutions grew more than 65% on a pro-forma basis. We are especially pleased that corporate gross margins rebounded from the end of 2016 due to improving margins amongst our sample to answer molecular revenues and overall product mix,” said Homi Shamir, President and Chief Executive Officer of Luminex. “We are raising our 2017 revenue guidance to reflect these excellent results and the improved outlook for both our CF and automated system product lines. In addition, we are ahead of plan in realizing synergies from the Nanosphere acquisition and currently believe it will be accretive earlier than originally anticipated. We also initiated a dividend this quarter, as part of our capital allocation strategy, reflecting the confidence we have in our ability to execute on our growth initiatives while continuing to generate strong future cash flows. We are very pleased with the Company’s performance year-to-date and remain laser focused on delivering shareholder value.”

REVENUE SUMMARY
(in thousands, except percentages)

	Three Months Ended
	March 31,		Variance
	2017	2016	($)	(%)
	(unaudited)

System sales	$8,501	$8,318	$183	2%
Consumable sales	15,385	11,850	3,535	30%
Royalty revenue	11,561	11,468	93	1%
Assay revenue	37,407	27,039	10,368	38%
All other revenue	4,925	4,306	619	14%
	$77,779	$62,981	$14,798	23%

Additional Highlights:

•	Infectious disease assay sales were approximately 82% of total first quarter assay revenues and genetic testing assays were 18%.

•	242 multiplexing analyzers were shipped during the quarter; included in this figure is a combination of MAGPIX® systems, LX systems, FLEXMAP 3D® systems.

FINANCIAL OUTLOOK AND GUIDANCE

The Company provides annual revenue guidance, updated, as appropriate, at each quarterly reporting period. Luminex raises its 2017 annual revenue guidance range to between $300 million and $310 million from between $295 million and $305 million. The company expects second quarter 2017 revenue to be between $74 million and $76 million.

CONFERENCE CALL

Management will host a conference call at 3:30 p.m. CDT / 4:30 p.m. EDT, Monday, May 1, 2017 to discuss the operating highlights and financial results for the first quarter 2017 ended March 31, 2017. The conference call will be webcast live and may be accessed at Luminex Corporation’s website at http://www.luminexcorp.com. Simply log on to the web at the address above, go to the Company section and access the Investor Relations link. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio/video software. If you are unable to participate during the live webcast, the call will be archived for six months on the website using the ‘replay’ link.

Luminex develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company’s xMAP® system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company’s xMAP technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex or xMAP can be obtained on the Internet at http://www.luminexcorp.com.

Statements made in this release that express Luminex’s or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. Forward-looking statements in this release include statements regarding expected revenue and cost savings, projected 2017 performance, including revenue guidance, including the revenue contribution from our recently completed acquisition of Nanosphere, Inc. The words "believe,"

"expect," "intend," "estimate," "anticipate," "will," "could," "should" and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements.  Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex’s products and technology in development, including ARIES®, Verigene® and NxTAG® products, dependence on strategic partners for development, commercialization and distribution of products, concentration of Luminex’s revenue in a limited number of direct customers and strategic partners, some of which may be experiencing decreased demand for their products utilizing or incorporating Luminex’s technology, budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of material resource planning challenges, the timing of and process for regulatory approvals, the impact of the ongoing uncertainty in global finance markets and changes in governmental funding, including its effects on the capital spending policies of Luminex’s partners and end users and their ability to finance purchases of Luminex’s products, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle, fluctuations in bulk purchases of consumables, fluctuations in product mix, and the seasonal nature of some of Luminex’s assay products, Luminex’s ability to obtain and enforce intellectual property protections on Luminex’s products and technologies, risks and uncertainties associated with implementing Luminex’s acquisition strategy, including Luminex’s ability to obtain financing, Luminex’s ability to integrate acquired companies or selected assets into Luminex’s consolidated business operations, and the ability to recognize the benefits of Luminex’s acquisitions, reliance on third party distributors for distribution of specific Luminex-developed and manufactured assay products, Luminex’s ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels, changes in principal members of Luminex’s management staff, potential shortages, or increases in costs, of components or other disruptions to Luminex’s manufacturing operations, competition and competitive technologies utilized by Luminex’s competitors, Luminex’s ability to successfully launch new products in a timely manner, Luminex’s increasing dependency on information technology to improve the effectiveness of Luminex’s operations and to monitor financial accuracy and efficiency, the implementation, including any modification, of Luminex’s strategic operating plans, the uncertainty regarding the outcome or expense of any litigation brought against or initiated by Luminex, and risks relating to Luminex’s foreign operations, including fluctuations in exchange rates, tariffs, customs and other barriers to importing/exporting materials and products in a cost effective and timely manner; difficulties in accounts receivable collections; the burden of monitoring and complying with foreign and international laws and treaties; and the burden of complying with and change in international taxation policies, as well as the risks discussed under the heading "Risk Factors" in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission.  The forward-looking statements, including the financial guidance and 2017 outlook, contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

LUMINEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$86,466	$93,452
Accounts receivable, net	37,038	32,365
Inventories, net	43,673	40,775
Prepaids and other	6,304	7,145
Total current assets	173,481	173,737
Property and equipment, net	58,259	57,375
Intangible assets, net	82,485	84,841
Deferred income taxes	39,669	42,497
Goodwill	85,481	85,481
Other	7,237	6,785
Total assets	$446,612	$450,716

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,095	$12,276
Accrued liabilities	15,536	22,804
Deferred revenue	5,317	5,120
Total current liabilities	29,948	40,200
Deferred revenue	1,882	1,875
Other	4,914	4,962
Total liabilities	36,744	47,037
Stockholders' equity:
Common stock	43	43
Additional paid-in capital	335,786	336,430
Accumulated other comprehensive loss	(1,429)	(1,692)
Retained earnings	75,468	68,898
Total stockholders' equity	409,868	403,679
Total liabilities and stockholders' equity	$446,612	$450,716

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)

Revenue	$77,779	$62,981
Cost of revenue	24,993	18,175
Gross profit	52,786	44,806
Operating expenses:
Research and development	12,420	11,019
Selling, general and administrative	23,998	20,359
Amortization of acquired intangible assets	2,356	1,627
Total operating expenses	38,774	33,005
Income from operations	14,012	11,801
Other income, net	(6)	21
Income before income taxes	14,006	11,822
Income tax expense	(4,775)	(3,052)
Net income	$9,231	$8,770

Net income attributable to common stock holders
Basic	$9,058	$8,770
Diluted	$9,058	$8,770
Net income per share attributable to common stock holders
Basic	$0.21	$0.21
Diluted	$0.21	$0.21
Weighted-average shares used in computing net income per share
Basic	42,898	42,346
Diluted	42,989	42,443

Dividends declared per share	$0.06	—

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Cash flows from operating activities:
Net income	$9,231	$8,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,619	4,212
Stock-based compensation	722	1,180
Deferred income tax expense	2,935	3,326
Loss (gain) on sale or disposal of assets	—	37
Other	444	(54)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,669)	(548)
Inventories, net	(2,887)	102
Other assets	695	164
Accounts payable	(3,706)	(1,013)
Accrued liabilities	(10,072)	(8,721)
Deferred revenue	197	830
Net cash provided by operating activities	(1,491)	8,285
Cash flows from investing activities:
Purchase of property and equipment	(3,433)	(2,848)
Purchase of cost method investment	(500)	—
Acquired technology rights	—	(200)
Net cash used in investing activities	(3,933)	(3,048)
Cash flows from financing activities:
Proceeds from employee stock plans and issuance of common stock	734	356
Shares surrendered for tax withholding	(2,056)	—
Net cash provided by (used in) financing activities	(1,322)	356
Effect of foreign currency exchange rate on cash	(240)	163
Change in cash and cash equivalents	(6,986)	5,756
Cash and cash equivalents, beginning of period	93,452	128,546
Cash and cash equivalents, end of period	$86,466	$134,302

LUMINEX CORPORATION
NON-GAAP RECONCILIATION
(in thousands)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)

Income from operations	$14,012	$11,801
Stock-based compensation	722	1,180
Amortization of acquired intangible assets	2,356	1,627
Severance costs	—	654
Adjusted income from operations	$17,090	$15,262
Other income, net	(6)	21
Income tax expense	(4,775)	(3,052)
Income tax effect of above adjusting items	(146)	(53)
Adjusted net income	$12,163	$12,178
Adjusted net income per share, basic	$0.28	$0.29
Shares used in computing adjusted net income per share, basic	42,898	42,346
Adjusted net income per share, diluted	$0.28	$0.29
Shares used in computing adjusted net income per share, diluted	42,989	42,443

The Company makes reference in this release to “non-GAAP net income” which excludes stock-based compensation expense, amortization of acquired intangible assets and the impact of costs associated with legal proceedings; which are unpredictable and can vary significantly from period to period; and certain other recurring and non-recurring expenses. The Company believes that excluding these items and their related tax effects from its financial results reflects operating results that are more indicative of the Company’s ongoing operating performance while improving comparability to prior periods, and, as such may provide investors with an enhanced understanding of the Company’s past financial performance and prospects for the future. In addition, the Company’s management uses such non-GAAP measures internally to evaluate and assess its core operations and to make ongoing operating decisions. This information is not intended to be considered in isolation or as a substitute for income from operations, net income, net income per share or expense information prepared in accordance with GAAP.